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                                                                    EXHIBIT 3.03

                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                 KINTANA, INC.

          (Originally incorporated on August 28, 1995 as Chain Link Technologies, Inc.)

       Kintana, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

       The first paragraph of Article IV of the Restated Certificate of Incorporation, relating to the number of authorized shares of capital stock, is amended to read in its entirety as follows:

              The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred eight million nine hundred seventy-one thousand three hundred seventy-three (108,971,373), of which
     (a) eight million nine hundred seventy-one thousand three hundred seventy-three (8,971,373) shares shall be preferred stock, par value $0.001 per share ("Preferred Stock"), consisting of two million seven hundred eighty-two thousand four hundred twenty-four (2,782,424) shares of Convertible Participating Preferred Stock (as hereinafter defined), three million eight hundred ninety-seven thousand seven hundred thirty-seven (3,897,737) shares of Series B Convertible Participating Preferred Stock (as hereinafter defined), nine hundred thousand (900,000) shares of Series B-1 Convertible Participating Preferred Stock (as hereinafter defined) and one million three hundred ninety-one thousand two hundred twelve (1,391,212) shares of Redeemable Preferred Stock (as hereinafter defined), and (b) one hundred million (100,000,000) shares shall be common stock, par value $0.001 per share.

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 28th day of June, 2001 and the foregoing facts stated herein are true and correct.

                                    KINTANA, INC.

                                    By: /s/ Raj Jain
                                        __________________________
                                        Raj Jain
                                        President